UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☐ Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

MENTOR GRAPHICS CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2006 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

to be held at

Corporate Headquarters

8005 SW Boeckman Road

Wilsonville, Oregon

on May 18, 2006, at 5 p.m.

Dear Shareholder:

You are cordially invited to attend the 2006 Annual Meeting of Shareholders of Mentor Graphics Corporation. The attached Notice of Annual Meeting and Proxy Statement describe the matters to be acted upon. I urge you to review them carefully.

YOUR VOTE IS IMPORTANT. Whether or not you personally plan to attend, please take a few minutes now to sign, date and return your proxy in the enclosed postage-paid envelope. Regardless of the number of Mentor Graphics Corporation shares you own, your presence by proxy is important to establish a quorum and your vote is important.

The rest of the Board and I look forward to seeing you at the meeting. We greatly appreciate your continued interest in Mentor Graphics Corporation.

Sincerely,

/s/ Walden C. Rhines

Walden C. Rhines

Chairman of the Board and Chief Executive Officer

MENTOR GRAPHICS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 18, 2006

To the Shareholders of Mentor Graphics Corporation:

The Annual Meeting of Shareholders of Mentor Graphics Corporation (the “Company”), an Oregon corporation, will be held on Thursday, May 18, 2006 at 5:00 p.m., Pacific Time, at the Company’s offices at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777, for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect directors to serve for the ensuing year and until their successors are elected.

2.	To amend the Company’s 1987 Non-Employee Directors’ Stock Option Plan to increase the number of shares reserved for issuance under the plan.

3.	To amend the Company’s 1989 Employee Stock Purchase Plan to increase the number of shares reserved for issuance under the plan.

4.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2006.

5.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

The above items of business are more fully described in the Proxy Statement accompanying this Notice.

Only shareholders of record at the close of business on March 20, 2006 are entitled to notice of and to vote at the Annual Meeting.

Sincerely,

/s/ Dean Freed

Dean Freed

Vice President, General Counsel and Secretary

Wilsonville, Oregon

April 18, 2006

THE COMPANY CORDIALLY INVITES ALL SHAREHOLDERS TO ATTEND THE MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, WE URGE YOU TO VOTE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Mailed to Shareholders on

or about April 18, 2006

MENTOR GRAPHICS CORPORATION

8005 S.W. Boeckman Road

Wilsonville, Oregon 97070-7777

PROXY STATEMENT

Mentor Graphics Corporation (“Mentor Graphics” or “Company”) is soliciting the enclosed proxy for use at its Annual Meeting of Shareholders to be held Thursday, May 18, 2006 at 5:00 p.m., Pacific Time, or at any adjournment of that meeting. The Company will hold the Annual Meeting at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777.

Mentor Graphics will bear the cost of this solicitation. The Company has retained MacKenzie Partners, Inc. to assist in soliciting proxies from brokers and nominees for the Annual Meeting at an estimated cost of $9,500 plus out-of-pocket expenses. In addition, Mentor Graphics may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material. The Company will furnish copies of solicitation material to such brokerage houses and other representatives. The Company will solicit proxies by use of the mail, and officers and employees of the Company may, without additional compensation, also solicit proxies by telephone or personal contact.

The mailing address of the Company’s principal executive offices is 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777 and its telephone number is (503) 685-7000.

Upon written request to the Corporate Secretary, the Company will provide without charge a copy of the Company’s Annual Report/Form 10-K to any person whose proxy is solicited by this Proxy Statement.

Procedural Matters

Shareholders of record at the close of business on March 20, 2006 are entitled to notice of and to vote at the meeting. At the record date, 80,191,628 shares of Mentor Graphics Common Stock were issued and outstanding. Each share of Common Stock outstanding on the record date is entitled to one vote per share at the Annual Meeting. For information regarding holders of 5% or more of the outstanding Common Stock, see “Information Regarding Beneficial Ownership of Principal Shareholders and Management.”

Shareholders may revoke any proxy given pursuant to this solicitation by delivering to the Corporate Secretary a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. The designated proxy holders will vote all valid, unrevoked proxies at the Annual Meeting in accordance with the instructions given.

ELECTION OF DIRECTORS

(Proposal No. 1)

The directors of the Company are elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified. The nominees for director are listed below together with certain information about each of them. Each nominee is currently serving as a director of the Company.

			Shares of Common Stock Beneficially Owned as of December 31, 2005
Name, Principal Occupation and Directorships	Age	Director Since	Number of Shares		Percent of Total
Walden C. Rhines	59	1993	2,053,111	(1)	2.4

Chairman of the Board and Chief Executive Officer of the Company since 2000; President and Chief Executive Officer of the Company from 1993 to 2000; director of Cirrus Logic, Inc. and Triquint Semiconductor, Inc. (both are semiconductor companies).

Gregory K. Hinckley	59	2000	1,211,087	(2)	1.4

President of the Company since 2000; Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company from 1997 to 2000; Senior Vice President and Vice President of VLSI Technology, Inc. (a semiconductor company) from 1992 to 1997; director of Amkor Technology Inc. (a provider of semiconductor packaging and test services) and Intermec, Inc. (a provider of integrated system solutions).

Sir Peter L. Bonfield	61	2002	32,935	(3)	*

International Business Advisor since 2002; Chairman of the Executive Committee and Chief Executive Officer of British Telecommunications PLC (a provider of telecom services) from 1996 to 2002; director of AstraZeneca Group PLC (a pharmaceutical company), Sony Corporation (a worldwide provider of electronics, games, music, movies and financial services), Taiwan Semiconductor Manufacturing Company Ltd. (a manufacturer of semiconductors), Telefonaktiebolaget LM Ericsson (a telecommunications equipment manufacturer) and Vice-President, British Quality Foundation.

Marsha B. Congdon	59	1991	77,253	(4)	*
Private investor since 1997; Vice President, Policy and Strategy, of US West Inc. (a provider of communications services) from 1995 to 1997.

James R. Fiebiger	64	1994	93,201	(5)	*

Semiconductor Industry Consultant since 2005; Chairman of the Board and Chief Executive Officer of Lovoltech Inc. (a semiconductor company) from 1999 to 2004; Vice Chairman and Managing Director of Technology Licensing of Gatefield Corporation (a semiconductor company) from 1998 to 2000; President and Chief Executive Officer of Gatefield Corporation from 1996 to 1998; director of Actel Corporation (a developer of field programmable gate arrays), Power Integrations, Inc. (a supplier of high-voltage integrated circuits) and QLogic Corporation (a developer of semiconductor and board-level products).

			Shares of Common Stock Beneficially Owned as of December 31, 2005
Name, Principal Occupation and Directorships	Age	Director Since	Number of Shares		Percent of Total
Kevin C. McDonough	56	1999	63,041	(6)	*

President of Kammstone LLC (a consulting firm providing services to the electronics industry) since 2002; President and Chief Executive Officer of ChipData, Inc. (an internet service company) from 1999 to 2002; Vice President and General Manager of National Semiconductor Corporation (a manufacturer of electronic components) from 1997 to 1999; Senior Vice President of Engineering of Cyrix Corporation (a manufacturer of microprocessors) from 1989 to 1997.

Patrick B. McManus	66	2003	15,900	(7)	*

Private investor since 1987; Chief Financial Officer of Charles Schwab Corporation from 1984 to 1987; Chief Financial Officer of various companies prior to 1984 including Pacific Express Airlines, Acurex Solar Corporation and Itel Corporation.

Fontaine K. Richardson	64	1983	84,800	(8)	*

Private investor since 2000; General Partner of Eastech III and Vice President of Eastech Management Company (affiliated private venture capital firms) from 1983 to 2000; director of Network Engines, Inc. (a provider of computer hardware and integration services).

*	Less than 1%

(1)	Includes 1,786,156 shares subject to options exercisable within 60 days of December 31, 2005.

(2)	Includes 1,107,208 shares subject to options exercisable within 60 days of December 31, 2005.

(3)	Includes 32,935 shares subject to options exercisable within 60 days of December 31, 2005.

(4)	Includes 74,000 shares subject to options exercisable within 60 days of December 31, 2005.

(5)	Includes 74,000 shares subject to options exercisable within 60 days of December 31, 2005.

(6)	Includes 59,041 shares subject to options exercisable within 60 days of December 31, 2005.

(7)	Includes 14,400 shares subject to options exercisable within 60 days of December 31, 2005.

(8)	Includes 74,800 shares subject to options exercisable within 60 days of December 31, 2005.

Vote Required For Approval

Under Oregon law, if a quorum is present at the meeting, the eight nominees for election as directors who receive the greatest number of eligible votes cast will be elected directors. Abstention from voting or nonvoting by brokers will have no effect on the results of the vote but will be considered to determine whether a quorum exists at the Annual Meeting. Unless otherwise instructed, proxy holders will vote the proxies they receive for the eight nominees named above. If any nominee of Mentor Graphics is unable or declines to serve as a director at the time of the Annual Meeting, the designated proxy holders will vote the proxies for any nominee designated by the current Board of Directors to fill the vacancy.

MANAGEMENT AND THE BOARD OF DIRECTORS RECOMMEND SHAREHOLDER ELECTION OF THE ABOVE-NAMED NOMINEES AS DIRECTORS OF THE COMPANY.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Board Independence, Committees and Meetings

The Board of Directors has determined that all current directors other than Dr. Rhines and Mr. Hinckley are “independent directors” as defined in Nasdaq rules. The independent directors hold regularly scheduled meetings at which only independent directors are present. The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, the Nominating Committee, and the Option Approval Committee.

The Audit Committee, which consists of Directors Congdon, Fiebiger, McDonough, McManus and Richardson, held four regular meetings during 2005. This committee oversees the accounting and financial reporting processes of the Company and the audits of its financial statements, it appoints, compensates, retains and oversees the independent auditors, it reviews and approves all audit and non-audit services performed by the independent auditors, and it meets from time to time with management and the Company’s independent auditors to consider financial and accounting matters. The Board of Directors has determined that Director McManus is an “audit committee financial expert” as defined in regulations adopted by the Securities and Exchange Commission. The Board of Directors has determined that no Audit Committee member has financial or personal ties to the Company (other than director compensation and equity ownership as described in this Proxy Statement), and that each Audit Committee member meets all additional independence and financial literacy requirements for Audit Committee membership under Nasdaq rules. The Board of Directors has adopted a written charter for the Audit Committee.

The Compensation Committee, which consists of Directors Bonfield, Congdon, Fiebiger and Richardson, held five regular meetings during 2005. This committee reviews and approves compensation, including the bonus plan and stock option grants, of executive officers and recommends compensation and fringe benefits for existing and future employees and administers the Company’s stock option and stock purchase plans.

The Nominating Committee, which consists of Directors Bonfield, Congdon, Fiebiger, McDonough, McManus and Richardson, met once during 2005. The Nominating Committee has a written charter, a copy of which is posted on the Company’s website at www.mentor.com. This committee meets from time to time to administer policies and procedures for board membership and to identify and recommend board candidates. The Nominating Committee also considers director candidates recommended by shareholders in writing to the Corporate Secretary. It is the Nominating Committee’s policy that director candidates possess high personal and professional integrity, have demonstrated exceptional ability and judgment and have skills and expertise appropriate to serve the long-term interests of the Company’s shareholders. The Nominating Committee’s process for identifying and evaluating nominees is as follows, irrespective of whether the candidate was identified by the committee or recommended by a shareholder: (1) in the case of incumbent directors, the committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance and any related party transactions with the Company during the applicable time period; and (2) in the case of a new director candidate, the committee first conducts any appropriate and necessary inquiries into the background and qualifications of possible candidates after considering the functions and needs of the Board of Directors. The committee meets to discuss and consider such candidates’ qualifications, including whether each candidate is independent for purposes of Nasdaq rules, and then selects candidates for recommendation to the Board of Directors by majority vote. In seeking nominees, the Nominating Committee uses its network of contacts to compile a list of potential candidates and it also may engage, if it deems appropriate, a professional search firm.

The Option Approval Committee consists of Director Hinckley. This committee approves new hire and promotional stock options grants to persons who are not executive officers within ranges previously approved by the Compensation Committee.

The Board of Directors of Mentor Graphics held five regular meetings during 2005. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees of which the director was a member during 2005. It is the Company’s policy that directors attend the Company’s Annual Meeting of Shareholders. In 2005, all of the Company’s directors attended the Company’s Annual Meeting of Shareholders.

Any shareholder who wishes to communicate to the entire Board of Directors, or to any individual director, may send that communication in writing addressed to the Company’s Corporate Secretary at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. The Corporate Secretary will forward all written shareholder communications to the designated recipient(s) on the Board of Directors.

Compensation of Directors

Directors who are not employees of the Company are paid an annual fee of $30,000 and are reimbursed for expenses incurred in attending Board meetings and Board committee meetings. Members of the Audit Committee are paid an additional $10,000 per year, except for the Audit Committee Chair who is paid an additional $20,000 per year.

1987 Non-Employee Directors’ Stock Option Plan

The 1987 Non-Employee Directors’ Stock Option Plan (“1987 Plan”) was adopted in 1987 and most recently amended in 2001 by the Board of Directors and the shareholders. In February 2006, the Board of Directors approved an amendment to the 1987 Plan, subject to shareholder approval, to reserve an additional 400,000 shares for issuance under the 1987 Plan. This proposal is further described in Proposal 2. An aggregate of 1,100,000 shares of Common Stock has been reserved for issuance under the 1987 Plan (with a proposed increase to 1,500,000). On the date of each Annual Meeting of Shareholders, each Non-Employee Director elected is automatically granted an option to purchase 12,000 shares of Common Stock. Options under the 1987 Plan are granted at exercise prices equal to the fair market value of the Common Stock on the grant date. On the date of the 2005 Annual Meeting, Directors Bonfield, Congdon, Fiebiger, McDonough, McManus, and Richardson were automatically granted an option for 12,000 shares each at an exercise price of $9.67. If re-elected, Directors Bonfield, Congdon, Fiebiger, McDonough, McManus and Richardson will each be automatically granted an option for 12,000 shares. All options have a ten-year term from the date of grant and are exercisable for 20 percent of the number of shares covered by the option at the end of each of the first five years following grant. The Compensation Committee administers the 1987 Plan.

INFORMATION REGARDING BENEFICIAL OWNERSHIP

OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table shows beneficial ownership of the Company’s Common Stock as of December 31, 2005 by the only shareholders known by the Company to beneficially own 5% or more of the Common Stock, by the executive officers named in the Summary Compensation Table and by all directors and executive officers as of December 31, 2005 as a group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent
Private Capital Management, L.P. 8889 Pelican Bay Blvd. Naples, FL 34108	10,120,960	(2)(3)	12.78

Citadel Investment Group L.L.C. 131 South Dearborn Street, 32nd Floor Chicago, IL 60603	7,148,330	(4)(5)	9.0

Capital Research and Management Company 333 South Hope St. Los Angeles, CA 90071-1406	6,205,000	(2)(6)	7.8

Harris Associates LP Two North LaSalle Street, Suite 500 Chicago, IL 60602-3790	4,597,200	(2)(7)	5.8

Barrow, Hanley, Mewhinney & Strauss, Inc. 22000 Ross Avenue, 31st Floor Dallas, TX 75201-2760	4,269,240	(2)(8)	5.4

Name of Executive Officer	Amount and Nature of Beneficial Ownership(1)		Percent

Walden C. Rhines	2,053,111	(9)	2.4

Gregory K. Hinckley	1,211,087	(10)	1.4

L. Don Maulsby	208,453	(11)	*

Walter H. Potts	230,481	(12)	*

Joseph D. Sawicki	77,688	(13)	*

All directors and executive officers as a group (16 persons)	5,137,229	(14)	6.1

*	Less than 1%

(1)	Except as otherwise noted, the entities listed in the table have sole voting and dispositive power with respect to the common stock owned by them.

(2)	Information provided as of December 31, 2005 in a Schedule 13G filed by the shareholder.

(3)	Of the 10,120,960 beneficially owned shares, Private Capital Management reported it has shared voting and dispositive power with respect to 9,895,960 shares. Of the 10,120,960 beneficially owned shares, Bruce S. Sherman, the Chief Executive Officer of Private Capital Management, reported that he has sole voting and dispositive power with respect to 100,000 shares, and shared voting and dispositive power with respect to 9,895,960 shares. Of the 10,120,960 beneficially owned shares, Gregg J. Powers, President of Private Capital Management, reported that he has sole voting and dispositive power with respect to 125,000 shares, and shared voting and dispositive power with respect to 9,895,960 shares.

(4)	Information provided as of February 8, 2006 in a Schedule 13D filed by the shareholder.

(5)	Citadel Investment Group, L.L.C. reported it has shared voting power and shared dispositive power with respect to 7,148,330 shares.

(6)	Capital Research and Management Company (“CRMC”) reported it has sole voting power and sole dispositive power with respect to 6,205,000 shares.

(7)	Harris Associates LP reported it has shared voting power with respect to 4,597,200 shares, sole dispositive power with respect to 957,200 shares, and shared dispositive power with respect to 3,640,000 shares which are owned by Harris Associates Investment Trust to which Harris serves as investment advisor.

(8)	Barrow, Hanley, Mewhinney & Strauss, Inc. reported it has sole voting power with respect to 1,907,100 shares, shared voting power with respect to 2,362,140 shares and sole dispositive power with respect to 4,269,240 shares.

(9)	Includes 1,786,156 shares subject to options exercisable within 60 days of December 31, 2005.

(10)	Includes 1,107,208 shares subject to options exercisable within 60 days of December 31, 2005.

(11)	Includes 187,634 shares subject to options exercisable within 60 days of December 31, 2005.

(12)	Includes 201,186 shares subject to options exercisable within 60 days of December 31, 2005.

(13)	Includes 64,087 shares subject to options exercisable within 60 days of December 31, 2005.

(14)	Includes 4,591,847 shares subject to options exercisable within 60 days of December 31, 2005.

INFORMATION REGARDING EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table shows compensation paid by the Company for the last three fiscal years to the Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers on December 31, 2005 (“Named Executive Officers”).

Name and Principal Position	Year	Annual Compensation			Long Term Compensation Awards	All Other Compensation($)(1)
		Salary($)	Bonus($)		Securities Underlying Options/SARs(#)
Walden C. Rhines Chairman of the Board and Chief Executive Officer	2005 2004 2003	595,298 580,750 562,500	0 0 1,044,119		200,000 150,000 200,000	6,300 6,150 6,000

Gregory K. Hinckley President	2005 2004 2003	486,591 474,700 447,500	0 0 753,230		170,000 127,500 170,000	6,300 6,150 6,000

Walter H. Potts Vice President and General Manager, Systems Design Division	2005 2004 2003	363,234 354,375 340,878	106,802 199,881 143,947	(2)	56,875 47,500 45,000	6,300 6,150 6,000

L. Don Maulsby Senior Vice President, World Trade	2005 2004 2003	351,390 334,750 315,041	100,000 50,000 493,135		66,875 47,500 67,500	6,300 6,150 6,000

Joseph D. Sawicki Vice President and General Manager, Design-to-Silicon Division	2005 2004 2003	218,360 205,999 192,500	169,379 137,485 348,779	(3)	65,625 20,625 27,500	6,300 6,150 6,000

(1)	Amounts shown are Company contributions to the Individual Deferred Tax and Savings Plan pursuant to which the Company’s U.S. employees may defer compensation under Section 401(k) of the Internal Revenue Code. The Company contributes an amount equal to 50% of the first 6% of salary contributed under the plan by an eligible employee.

(2)	Amount shown includes $85,056 of additional bonus payments earned during 2004, but calculated and paid after the mailing of the Proxy Statement for the Company’s 2005 Annual Meeting of Shareholders.

(3)	Amount shown includes $25,843 of additional bonus payments earned during 2004, but calculated and paid after the mailing of the Proxy Statement for the Company’s 2005 Annual Meeting of Shareholders.

Options Granted in Last Fiscal Year

The following table provides information on options granted for the last fiscal year to the Named Executive Officers.

Name	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	# of Securities Underlying Options Granted(2)	Vesting Reference Date	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	5%($)	10%($)
Walden C. Rhines	200,000	09/26/05	8.6	8.41	09/26/15	1,057,801	2,680,675
Gregory K. Hinckley	170,000	09/26/05	7.3	8.41	09/26/15	899,131	2,278,574
L. Don Maulsby	66,875	09/26/05	2.9	8.41	09/26/15	353,702	896,351
Walter H. Potts	56,875	09/26/05	2.5	8.41	09/26/15	300,812	762,317
Joseph D. Sawicki	65,625	09/26/05	2.8	8.41	09/26/15	347,091	879,596

(1)	The 5% and 10% assumed rates of appreciation are required by the Securities and Exchange Commission and do not represent the Company’s estimate or projection of the future Common Stock price.

(2)	On the first anniversary of the Vesting Reference Date, 25% of the options are exercisable. At the end of each one-month period thereafter, 1/48th of the total options granted become exercisable such that each option is fully exercisable four years after the Vesting Reference Date. All options become fully exercisable upon a “change in control” of the Company as defined in the 1982 Stock Option Plan. Unless otherwise determined by the Compensation Committee before the occurrence of the event, a “change in control” generally includes the following events: the acquisition by any person of 20% or more of the Company’s Common Stock, the nomination (and subsequent election) of a majority of the Company’s directors by persons other than the incumbent directors and the approval by the Company’s shareholders of a merger, share exchange, sale of substantially all of the Company’s assets or plan of liquidation. All executive officer options are transferable by gift to certain family members or related entities.

Aggregated Options Exercised in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides information on options exercised during the last fiscal year by the Named Executive Officers and the value of such officers’ unexercised options as of December 31, 2005.

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at FY-End(#)		Value of Unexercised In-the-Money Options at FY-End($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Walden C. Rhines	0	0	1,773,179	347,543	1,977,272	508,850
Gregory K. Hinckley	0	0	1,096,001	297,387	608,850	433,400
L. Don Maulsby	0	0	182,774	122,540	159,004	168,559
Walter H. Potts	0	0	196,911	109,965	139,697	136,094
Joseph D. Sawicki	0	0	61,863	93,237	57,991	134,551

Equity Compensation Plan Information

The following table provides information as of December 31, 2005 regarding equity compensation plans approved by the shareholders and equity compensation plans that were not approved by the shareholders.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	7,542,283	12.82	6,158,305
Equity compensation plans not approved by security holders(2)(3)	12,204,468	14.53	864,968
Total	19,746,751	13.99	7,023,273

(1)	Includes options outstanding and shares available for future issuance under the Company’s 1982 Stock Option Plan, Nonqualified Stock Option Plan, and 1987 Non-Employee Directors’ Stock Option Plan, as well as shares currently available for future issuance under the Company’s 1989 Employee Stock Purchase Plan and Foreign Subsidiary Employee Stock Purchase Plan.

(2)	All options for shares outstanding and shares available for future issuance shown here are under the Company’s 1986 Stock Plan. The 1986 Stock Plan provides for the issuance of Common Stock to officers, employees and consultants of the Company either by sale, as bonuses or pursuant to nonqualified stock options at prices and on terms determined by the Compensation Committee. The Company generally grants options under the 1986 Stock Plan only to persons who are not executive officers of the Company and only at exercise prices not less than the current market price at the time of grant.

(3)	In connection with the acquisitions in 2002 of IKOS Systems, Inc. and Innoveda, Inc., the Company assumed employee stock options. Of those assumed options, options for a total of 701,355 shares then-existing with an average exercise price of $13.96 per share remained outstanding at December 31, 2005. These assumed options are not included in the above table.

Executive Severance Agreements

The Board of Directors has approved the Company’s entry into severance agreements with certain employees of the Company, including current officers. These agreements generally provide for the payment of an amount equal to either 1.5 or three times the sum of the employee’s annual salary and target bonus upon termination of employment by the Company without cause or by the employee for “good reason,” as defined in the severance agreement, if such termination occurs within either one year or two years following a change of control of the Company. These agreements also generally provide for accelerated vesting of all options and either eighteen-month or two-year continuation of various employee benefits including life, disability and health insurance benefits and relocation and outplacement benefits. Payments to the employee are capped as necessary to prevent any portion of the payments from being subject to the excise tax on “parachute payments” but only if the effect would be to increase the employee’s after-tax net benefit.

REPORT OF THE BOARD OF DIRECTORS’ COMPENSATION COMMITTEE

The purpose of the Company’s executive compensation plan is to:

(a)	attract highly talented executives;

(b)	motivate executives to high levels of performance;

(c)	retain needed executive resources; and

(d)	recognize the differing impact that various executives have on the achievement of corporate goals.

To achieve these objectives, the Company pays executive officers on a total compensation approach that includes base salary, “at risk” compensation that is dependent on corporate performance and stock options. The Compensation Committee of the Board of Directors, which is entirely comprised of non-employee directors, reviews and approves compensation to be paid to executive officers.

Compensation of executive officers consists of the following components.

Base Salary

Salaries for executive officers are reviewed on an annual basis. In reviewing executive salaries, data from multiple third party high-technology industry surveys are considered. In using such third party surveys, the Company narrows the scope to software companies and generally compares itself to software companies with annual revenues between $500 million and $1 billion. The Company then generally establishes salaries in the third quartile (50th to 75th percentile) for the group. The Company believes that the salary survey group generally used is an appropriate peer group for compensation purposes. Note that this group of comparable companies may differ from the companies in the CoreData index used for the performance graph that follows this report, which consists of companies in the computer software and services businesses without regard to annual revenue.

Variable Compensation

The Compensation Committee annually establishes variable incentive plans to provide for the payment of a portion of compensation to executive officers and other employees based on business performance. Executive officers responsible for a specific business unit’s profit and loss participate in business unit variable incentive plans and receive variable pay primarily based on the revenue and bookings performance of their respective business units. Strong performance in certain divisions in 2005 resulted in variable incentive payments to certain executive officers. The Compensation Committee annually establishes a corporate-level variable incentive plan (“Corporate VIP”), which is a compensation plan for executive officers who do not have business unit profit and loss responsibility. Each year under the Corporate VIP, the Compensation Committee approves a target variable compensation amount for each participating executive officer to be paid based on achievement of the target operating income from the annual business plan approved by the Board of Directors (“Annual Plan”). For this purpose, the Company’s reported operating income may be adjusted by the Compensation Committee to exclude unusual items such as acquisition-related revenue and expenses, one-time charges and reversals. The potential variable compensation increases or decreases based on the achievement of higher or lower operating income. For 2005, target variable compensation for participating executive officers ranged from 30% to 100% of base salary, with 80% of the target payable upon attainment of the target operating income from the Annual Plan and no variable compensation payable unless 85% of the target operating income from the Annual Plan was achieved. No compensation was paid out under the Corporate VIP for 2005.

Stock Options

The Company believes that stock options granted to key employees, including executive officers, provide recipients with significant compensation based on overall Company performance as reflected in the stock price, create a valuable retention device through standard four-year vesting schedules and help align employees’ and shareholders’ interests. Stock options are typically granted at the time of hire to key new employees and annually to a broad group of existing key employees including executive officers. All executive officers received stock option grants as part of the 2005 annual option grant program for key employees. The 2005 annual option program for all employees involved a total pool of 1.98 million shares. During 2005, individual award levels were determined primarily by a matrix that allocated the available shares based on position within the Company, with some discretionary adjustments based on subjective performance factors. Third party survey data was considered in establishing the upper levels of the matrix with the Company seeking to grant options in the middle range of comparable companies.

In December 2005, the Compensation Committee accelerated the vesting of all unvested non-qualified stock options awarded to employees and officers under the Company’s stock option plans that had exercise prices greater than $15. Incentive stock option grants, however, were not accelerated. The number of shares and exercise prices of the options subject to the acceleration remained unchanged. The purpose of this acceleration was to avoid recognition of compensation expense with respect to these options following the adoption of FAS123R accounting in January 2006.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. In the past, the levels of salary and bonus paid by the Company to the Chief Executive Officer and to the President have in some years exceeded this limit. If non-deductibility of executive compensation becomes material to the Company’s U.S. tax position, the Company will consider policies and strategies to achieve full deductibility of bonus compensation in the future. It is possible for an executive officer’s nonqualified stock option exercises to cause the officer’s total compensation to exceed $1,000,000 during a year since the excess of the current market price over the option price (“Option Spread”) for nonqualified stock options is treated as compensation. Certain options granted by the Company to executive officers in 2005 were Incentive Stock Options. The Company receives no tax deduction for the Option Spread compensation on exercise of Incentive Stock Options unless the optionee disposes of the acquired shares before satisfying certain holding periods. Under IRS regulations, Option Spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility and it is the Company’s current policy generally to grant options that meet those requirements.

Compensation of Chief Executive Officer

Dr. Rhines’ base salary was increased from $580,750 to $595,298 in 2005. This salary level is in the third quartile of CEO salaries among comparable companies from the third party survey used by the Company. Dr. Rhines was granted options to purchase 200,000 shares of Company stock in September 2005.

COMPENSATION COMMITTEE

Fontaine K. Richardson, Chair

Sir Peter L. Bonfield

Marsha B. Congdon

James B. Fiebiger

PERFORMANCE GRAPH

Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

Comparison of Five Year Cumulative Total Return
Among Mentor Graphics Corporation, S&P 500 Index
and CoreData Computer Software and Services Group Index

ASSUMES $100 INVESTED ON DECEMBER 31, 2000

ASSUMES DIVIDEND REINVESTED

Measurement Period (Fiscal Year Covered)	Mentor Graphics	S&P 500 Index	CoreData Group Index
Measurement Point:
12/31/00	$100.00	$100.00	$100.00
Fiscal Year Ending:
12/31/01	$85.90	$88.12	$88.60
12/31/02	$28.65	$68.64	$60.34
12/31/03	$52.99	$88.33	$78.03
12/31/04	$55.73	$97.94	$85.70
12/31/05	$37.69	$102.75	$85.91

APPROVAL OF AMENDMENT TO 1987 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

(Proposal No. 2)

Mentor Graphics’ 1987 Non-Employee Directors’ Stock Option Plan (“1987 Plan”) was adopted by the Board of Directors and the shareholders in 1987, and most recently amended by the Board of Directors and shareholders in 2001. The purposes of the 1987 Plan are to promote the interests of the Company and its shareholders in enabling the Company to recruit and retain qualified non-employee directors by maintaining a competitive level of benefits for non-employee directors. An aggregate of 1,100,000 shares of Common Stock have previously been reserved for issuance under the 1987 Plan. As of December 31, 2005, only 99,571 shares of Common Stock remained available for future grants under the 1987 Plan. Accordingly, in February 2006, the Board of Directors approved an amendment to the 1987 Plan, subject to shareholder approval, to reserve an additional 400,000 shares for issuance under the plan.

Description of the 1987 Plan

A copy of the 1987 Plan, as proposed to be amended, is attached to this Proxy Statement as Exhibit A. The essential features of the 1987 Plan are outlined below.

Eligibility

Any director who is not an employee of the Company and has not, within two years, been an employee of the Company (“Non-Employee Director”) is eligible to receive options under the 1987 plan.

Annual Option Grants

On the date of each Annual Meeting of Shareholders, each Non-Employee Director elected is automatically granted an option to purchase 12,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on that date. Any Non-Employee Director elected at the meeting who has not served as a director continuously since the prior Annual Meeting receives a proportionately reduced grant. On the date of the 2005 Annual Meeting, Directors Bonfield, Congdon, Fiebiger, McDonough, McManus, and Richardson were each automatically granted an option for 12,000 shares at an exercise price of $9.67. If re-elected, Directors Bonfield, Congdon, Fiebiger, McDonough, McManus, and Richardson will each be automatically granted an option for 12,000 shares on the date of the 2006 Annual Meeting.

New Director Options

The 1987 Plan provides for the automatic grant of an option for 30,000 shares of Common Stock to any new Non-Employee Director at the time of initial election to the Board. None of the current directors is eligible to receive these options.

Option Terms

Options under the 1987 Plan are granted at an exercise price equal to the fair market value of the Common Stock on the grant date. On March 21, 2006, the closing price of Common Stock on the NASDAQ National Market was $11.24 per share. No monetary consideration is paid to the Company upon the granting of options. All options have a ten-year term from the date of grant and are exercisable for 20 percent of the number of shares covered by the option at the end of each year of the first five years following grant.

Options may be exercised only while the optionee is a director of the Company, within 30 days after the date the optionee terminates as a director, or within one year after the death or disability of the optionee. Except as otherwise determined by the Compensation Committee, options are not transferable except upon the death of optionee. The Compensation Committee has authorized the transfer of options to family members of optionees.

At the date of exercise, the optionee may pay the full option price in cash or in shares of Common Stock previously acquired by the optionee valued at fair market value. The use of previously acquired shares to pay the option price enables the optionee to avoid the need to fund the entire purchase with cash. Upon exercise of an option, the number of shares subject to the option and the number of shares available under the 1987 Plan for future option grants are reduced by the number of shares with respect to which the option is exercised.

Duration

The 1987 Plan will remain in effect indefinitely until options have been granted and exercised with respect to all reserved shares.

Administration

The 1987 Plan is administered by the Compensation Committee. The Compensation Committee is responsible for the general administration and interpretation of the 1987 Plan. No member of the committee may participate in any decision relating exclusively to an option granted to that member.

Tax Consequences

Options under the 1987 Plan will be treated as “nonqualified stock options” (NQSOs) for federal income tax purposes. Under federal income tax law presently in effect, no income is realized by the grantee of an NQSO until the option is exercised. At the time of exercise of an NQSO, the optionee will realize ordinary income, and the Company will generally be entitled to a deduction, in the amount by which the market value of the shares subject to the option at the time of exercise exceeds the exercise price. Upon sale of shares acquired upon exercise of an NQSO, the excess of the amount realized from the sale over the market value of the shares on the date of exercise will constitute long-term capital gain if the shares have been held for the required holding period.

Vote Required For Approval

The affirmative vote of the holders of at least a majority of the Common Stock represented at the Annual Meeting in person or by proxy and entitled to vote on the matter is required for adoption of Proposal No. 2. Abstentions will therefore have the same effect as “no” votes in determining whether the proposal is approved. Broker non votes are counted for purposes of determining whether a quorum exits at the Annual Meeting but are not counted and have no effect on the results of the vote on Proposal No. 2 All valid proxies will be voted FOR Proposal No. 2 unless a contrary choice is indicated.

THE BOARD HAS UNANIMOUSLY APPROVED PROPOSAL NO. 2. MANAGEMENT AND

THE BOARD RECOMMEND ITS APPROVAL BY THE SHAREHOLDERS.

APPROVAL OF AMENDMENTS TO 1989 EMPLOYEE STOCK PURCHASE PLAN

(Proposal No. 3)

Mentor Graphics’ 1989 Employee Stock Purchase Plan (“1989 Plan”) was adopted by the Board of Directors and shareholders in 1989 and most recently amended by the Board of Directors and shareholders in 2004. The 1989 Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. The 1989 Plan permits all regular employees of the Company and its U.S. subsidiaries to acquire Common Stock through regular payroll deductions of up to 10% of an employee’s salary, with a limit of a maximum of $25,000 fair market value. An aggregate of 15,650,000 shares of Common Stock has been reserved for issuance under the 1989 Plan. As of March 31, 2006, only 1,187,717 shares of Common Stock were available for purchase under the 1989 Plan.

The Board of Directors believes that the 1989 Plan has promoted the interests of the Company and its shareholders by encouraging employees to become shareholders, and therefore promoting the Company’s growth and success. The Board also believes that the 1989 Plan is an important factor in the Company’s continuing ability to offer a competitive benefit package to existing and prospective employees of the Company. The Board of Directors believes that it is desirable and in the best interests of the Company and its shareholders to continue to provide employees with benefits under the 1989 Plan and that additional shares must be reserved for use under the 1989 Plan. Accordingly, in February 2006, the Board of Directors approved, subject to shareholder approval, an amendment to reserve an additional 4,000,000 shares of Common Stock for issuance under the 1989 Plan. A copy of the 1989 Plan, as proposed to be amended, is attached to this Proxy Statement as Exhibit B.

Description of the 1989 Plan

The essential features of the 1989 Plan are outlined below.

Eligibility

Except as described below, all regular employees of the Company and its U.S. subsidiaries, including employees who are officers or directors, are eligible to participate in the 1989 Plan. Any employee who owns or would be deemed to own five percent or more of the voting power or value of all classes of stock of the Company is ineligible to participate in the 1989 Plan. Approximately 2,150 employees are eligible to participate in the 1989 Plan.

Option Grant and Purchase of Shares

The 1989 Plan generally provides for overlapping two-year offerings (“Offerings”) with a new Offering commencing on January 1 and July 1 of each year. The first day of each Offering is the “Offering Date” for that Offering. Each Offering is divided into four six-month purchase periods (“Purchase Periods”). The last day of each Purchase Period during an Offering is a “Purchase Date” for that Offering.

Each eligible employee is granted an option on each Offering Date. Options limit each employee’s purchase to 1,600 shares per Purchase Date and no option may permit an employee’s right to purchase shares under the 1989 Plan to accrue at a rate that exceeds $25,000 of fair market value (determined at the Offering Date) for each calendar year the option is outstanding. Each eligible employee may elect to participate in the 1989 Plan by filing a subscription and payroll deduction authorization. Shares may be purchased under the 1989 Plan only through payroll deductions of up to 10% of an employee’s compensation. On each Purchase Date the amounts withheld are applied to purchase shares for the employee from the Company at a purchase price equal to the lesser of 85 percent of the fair market value of the Common Stock on the Offering Date or on the Purchase Date. If the fair market value of the Common Stock on any Purchase Date of an Offering is less than it was on the Offering Date for such Offering, then after the purchase, every participant in that Offering shall automatically be withdrawn from such Offering and re-enrolled in the new Offering commencing on such Purchase Date.

An employee may terminate participation in the 1989 Plan by written notice to the Company at least 10 days before the Purchase Date. The employee will then receive all funds withheld from his or her pay that had not yet been used to purchase shares. An employee may not reinstate participation in the 1989 Plan with respect to a particular Offering, but may participate in subsequent Offerings. The rights of employees under the 1989 Plan are not transferable.

Administration

The Compensation Committee administers the 1989 Plan. The Compensation Committee may promulgate rules and regulations, adopt forms, decide any question of interpretation or rights arising under, and generally supervise the administration of, the 1989 Plan. The Company will pay all expenses of the 1989 Plan.

Custodian

Independent custodians (each a “Custodian”) maintain the records and employees’ cash accounts under the 1989 Plan. Shares purchased by employees under the 1989 Plan are delivered to and held by the Custodians on behalf of the employees. By appropriate instructions from an employee, all or part of the shares may be sold at the market price at the time the order is executed. Also by appropriate instructions, the employee may transfer all or part of the shares held for that employee by a Custodian to the employee or to a regular individual brokerage account in the employee’s own name.

Amendments

The Board of Directors may amend the 1989 Plan; however, approval by the Company’s shareholders is required for amendments that increase the number of shares reserved for the 1989 Plan or decrease the purchase price of shares offered under the 1989 Plan. The Board of Directors may terminate the 1989 Plan at any time and refund all amounts withheld from employees’ pay that had not yet been used to purchase shares.

Tax Consequences

The 1989 Plan is intended to be treated as a stock option arrangement for tax purposes and is intended to qualify as an “Employee Stock Purchase Plan” within the meaning of Section 423 of the Internal Revenue Code. Under the Internal Revenue Code, employees are not taxed on income or gain with respect to the 1989 Plan either at the Offering Date or at the Purchase Date. If an employee disposes of the shares purchased under the 1989 Plan more than two years after the Offering Date and more than one year after the Purchase Date, the employee will be required to report as ordinary compensation income for the taxable year of disposition an amount equal to the lesser of: (1) the excess of the fair market value of the shares at the time of disposition over the purchase price; or (2) the excess of the fair market value of the shares on the Offering Date over the option price (determined as if the option had been exercised on the Offering Date). Any gain on the disposition in excess of the amount treated as ordinary compensation income will be capital gain. In the case of such a disposition, the Company will not be entitled to any deduction from income.

If an employee disposes of shares purchased under the 1989 Plan within two years after the Offering Date or within one year after the Purchase Date, the employee will be required to report the excess of the fair market value of the shares on the Purchase Date over the purchase price as ordinary compensation income for the year of disposition. Any difference between the fair market value of the shares on the Purchase Date and the disposition price will be capital gain or loss, either short-term or long-term depending upon the employee’s holding period for the shares. In the event of a disposition within either of such periods, the Company will be entitled to a deduction from income in the year of such disposition equal to the amount that the employee is required to report as ordinary compensation income.

Purchases Under the 1989 Plan

The following table indicates shares purchased under the 1989 Plan during the last fiscal year by the Named Executive Officers, by all executive officers as a group and by all employees (excluding executive officers) as a group:

	Shares Purchased in 2005
Name	Dollar Value(1)	Number of Shares
Walden C. Rhines	$20,277	3,200
Gregory K. Hinckley	$17,827	1,600
L. Don Maulsby	$17,827	1,600
Walter H. Potts	$19,700	2,823
Joseph D. Sawicki	$20,277	3200
All Executive Officers (10 persons)	$152,825	19,467
All Employees, excluding Executive Officers	$13,959,621	1,940,239

(1)	“Dollar Value” equals the difference between the price paid for shares purchased under the 1989 Plan and the fair market value of the shares on the date the shares were purchased.

Vote Required

Adoption of Proposal No. 3 will require that the votes cast in favor of Proposal No. 3 at the Annual Meeting exceed the votes cast against Proposal No. 3. Abstentions and broker non-votes are counted to determine whether a quorum exists at the Annual Meeting but are not counted for, and have no effect on, the results of the vote on Proposal No. 3. All valid proxies will be voted FOR Proposal No. 3 unless a contrary choice is indicated.

THE BOARD HAS UNANIMOUSLY APPROVED PROPOSAL NO. 3. MANAGEMENT AND

THE BOARD RECOMMEND ITS APPROVAL BY THE SHAREHOLDERS.

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

(Proposal No. 4)

The Audit Committee, comprised of independent members of the Board of Directors, has appointed KPMG LLP as the independent registered public accounting firm (the independent auditors) of the Company with respect to its operations for the year 2006, subject to ratification by the Company’s shareholders. In taking this action, the Audit Committee considered carefully KPMG LLP’s performance for the Company in that capacity since its retention in 2002, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. Representatives of KPMG LLP will be present at the Annual Meeting to make a statement if they desire to do so. They will also be available to answer appropriate questions from shareholders.

Because the members of the Audit Committee value shareholders’ views on the Company’s independent auditors, there will be presented at the Annual Meeting a proposal for the ratification of the appointment of KPMG LLP. The Audit Committee believes ratification is advisable and in the best interests of the shareholders. If the appointment of KPMG LLP is not ratified, the matter of the appointment of independent auditors will be considered by the Audit Committee.

Vote Required

Adoption of Proposal No. 4 will require that the votes cast in favor of Proposal No. 4 at the Annual Meeting exceed the votes cast against Proposal No. 4. Abstentions and broker non-votes are counted to determine whether a quorum exists at the Annual Meeting but are not counted for, and have no effect on, the results of the vote on Proposal No. 4. All valid proxies will be voted FOR Proposal No. 4 unless a contrary choice is indicated.

THE BOARD HAS UNANIMOUSLY APPROVED PROPOSAL NO. 4. MANAGEMENT AND

THE BOARD RECOMMEND ITS APPROVAL BY THE SHAREHOLDERS.

REPORT OF THE BOARD OF DIRECTORS’ AUDIT COMMITTEE

In discharging its responsibilities, the Audit Committee met with management and the Company’s independent auditors, KPMG LLP, to review the Company’s audited financial statements. The Audit Committee discussed and reviewed with its independent auditors all matters that the independent auditors were required to communicate and discuss with the Audit Committee under applicable auditing standards, including those described in Statement on Auditing Standards No. 61. The Audit Committee received a formal written statement from the independent auditors relating to independence consistent with Independence Standards Board Standard No. 1 and discussed with the auditors any relationships that may impact the auditors’ objectivity and independence.

Based on its review and discussions with management and the Company’s independent auditors, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

AUDIT COMMITTEE

Patrick B. McManus, Chair

Marsha B. Congdon

James R. Fiebiger

Kevin C. McDonough

Fontaine K. Richardson

INDEPENDENT AUDITORS

The aggregate fees billed by KPMG LLP and/or accrued by the Company for the audit of the Company’s 2004 and 2005 annual financial statements and for other professional services rendered in 2004 and 2005 were:

	2004	2005
Audit Fees(1)	$1,900,200	$2,113,102
Audit-Related Fees(2)	$441,875	$24,000
Tax Fees(3)	$94,500	$18,730
All Other Fees	$0	$0

(1)	Audit Fees represent fees for services performed in connection with the audit of the Company’s financial statements, including review of related 10-Qs and 10-Ks and the required audit of internal control over financial reporting in order to issue an opinion, attendance at audit committee meetings at which matters related to the reviews or audit were discussed, consultation on matters that arose during or as a result of a review or audit, preparation of “management letters,” and time incurred in connection with the audit of the income tax accrual. Audit Fees also includes fees for statutory audit services, comfort letters and consents to SEC filings.

(2)	Audit-Related Fees are fees for employee benefit plan audits, due diligence related to mergers and acquisitions, and consultation on proposed transactions and internal control reviews.

(3)	Tax Fees in 2005 represent fees for preparation and review of income tax returns and assistance with audits by taxing jurisdictions. Tax fees in 2004 represent fees for preparation and review of income tax returns and assistance with audits by taxing jurisdictions, preparation of an IRS private letter ruling request, as well as assistance with accounting and tax issues related to acquisitions of intangibles and tax consulting meetings and communications.

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Management periodically reports to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve all services performed by the Company’s independent auditor, provided that the Chair and management report any decision to pre-approve such services to the full Audit Committee at its next regular meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Executive officers, directors and beneficial owners of more than ten percent of the Common Stock are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and on written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors were complied with in 2005.

ETHICS POLICIES

The Company has had a code of conduct in place for several years, which it refers to as its Standards of Business Conduct. Under the Standards of Business Conduct, all employees including executives and officers of the Company are to perform their work guided by the Company’s corporate value of “Win, Ethically.” The Standards of Business Conduct set forth worldwide standards of conduct for the Company’s business environment that include compliance with laws and contractual requirements, avoiding conflicts of interest, integrity in financial reporting, conducting business in an honest and ethical manner and otherwise acting with integrity and in the Company’s best interest. The Chair of the Audit Committee of the Board of Directors is the Company’s Compliance Officer for the Standards of Business Conduct and employees are encouraged to ask questions or bring potential violations to the Compliance Officer’s attention. The Company has a “no retaliation” policy for employees who conscientiously and thoughtfully report possible illegal or unethical situations to the Compliance Officer.

The Company also has a Director Code of Ethics. This Code of Ethics is intended to promote honest and ethical conduct, full and accurate reporting and compliance with laws by the Company’s directors. Copies of the Company’s Standards of Business Conduct and Code of Ethics are posted on the Company’s website at www.mentor.com. Disclosures regarding amendments to the Standards of Business Conduct and the Code of Ethics will also be provided on the Company’s website.

DISCRETIONARY AUTHORITY

While the Notice of Annual Meeting of Shareholders provides for transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to in this Proxy Statement. However, the enclosed proxy gives discretionary authority in the event any other matters should be presented.

SHAREHOLDER PROPOSALS

The Company’s bylaws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at any meeting of shareholders. The bylaws prescribe the information to be contained in any such notice. For any shareholder proposal or nomination to be considered at the 2007 Annual Meeting of Shareholders, the shareholder’s notice must be received at the Company’s principal executive office no later than February 17, 2007. In addition, SEC rules require that any shareholder proposal to be considered for inclusion in the Company’s proxy statement for the 2007 Annual Meeting of Shareholders must be received at the Company’s principal executive office no later than December 19, 2006.

By Order of the Board of Directors

/s/ Dean Freed

Dean Freed

Vice President, General Counsel and Secretary

April 18, 2006

EXHIBIT A

MENTOR GRAPHICS CORPORATION

1987 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN*

Mentor Graphics recognizes that its continuing success depends upon the initiative, ability and significant contributions of non-employee directors. Mentor Graphics believes that by affording its non-employee directors the opportunity to purchase shares of Mentor Graphics it will enhance its ability to attract and retain non-employee directors and will provide an incentive for them to exert their best efforts on its behalf.

The Plan is as follows:

1.    Shares Subject to Option.

1.1    Options granted under this Plan shall be for authorized but unissued or reacquired Common Stock of Mentor Graphics.

1.2    Options may be granted under sections 5 and 6 of the Plan for a total of not more than 1,500,000 [1,100,000] shares of Common Stock, subject to adjustment under section 11. Shares subject to options that are terminated or expire without being exercised, other than options that are surrendered upon exercise of a related stock appreciation right, shall be added to the shares remaining for future options.1

2.    Effective Date; Duration.

This Plan shall be effective May 21, 1987 and continue until options covering all of the available shares have been granted and exercised unless sooner terminated by the Board of Directors of Mentor Graphics (Board). Expiration or termination of the Plan shall not affect outstanding options or stock appreciation rights.

3.    Eligibility; Non-Employee Directors.

Options may be granted under this Plan only to persons who are or have been elected as Non-Employee Directors of Mentor Graphics. A “Non-Employee Director” is a director who is not otherwise an employee of Mentor Graphics or any of its subsidiaries and has not been an employee of Mentor Graphics or any of its subsidiaries within 2 years of any date as of which a determination of eligibility is made.

4.    Administration.

4.1    The Plan shall be administered in accordance with the express provisions of the Plan by a compensation committee appointed by the Board (Committee). The Committee may delegate any of its administrative duties to one or more agents and may retain advisors to assist it.

4.2    The Committee shall have general responsibility to interpret and administer the Plan and shall have authority to adopt rules and to make other determinations not inconsistent with the Plan deemed necessary for the administration of the Plan. Any decision of the Committee shall be final and bind all parties. Notwithstanding the foregoing, the Committee’s exclusive power to make final and binding interpretations of the Plan shall immediately terminate upon the occurrence of a Change in Control (as defined in section 8.2).

4.3    No Committee member shall participate in the decision of any question relating exclusively to an option granted to that member.

* Bold matter is new; matter in [brackets and italics] is proposed to be deleted.

5.    Non-Discretionary Option Grants.

On the date of each annual meeting of shareholders of Mentor Graphics beginning with the annual meeting held in 1987 (Grant Dates), each Non-Employee Director elected at the annual meeting who served as a director continuously since the prior annual meeting shall be automatically granted an option to purchase 12,000 shares of Common Stock of Mentor Graphics. Any incumbent Non-Employee Director elected at an annual meeting who did not serve as a director for the full period since the prior annual meeting shall instead be automatically granted an option for a pro rata portion of 12,000 shares based on the number of full or partial months during the period that the director did serve. If the number of shares available for grant is insufficient to make all automatic grants required on any Grant Date, the number of shares for which options are granted to each Non-Employee Director shall be proportionately reduced.

6.    Discretionary Option Grants for New Directors.

An option to purchase 30,000 shares of Common Stock shall be automatically granted to any person who (i) is elected a director of Mentor Graphics, (ii) has not previously served as a director of Mentor Graphics, and (iii) at the time of the initial election, qualifies as a Non-Employee Director under section 3. The automatic grant of an option under this section 6 shall occur on the date the new Non-Employee Director is first elected as a director (Grant Date).

7.    Terms of Options.

Each option granted under this Plan shall have the following provisions:

7.1    Price.    The exercise price of the option shall be equal to the last price for the Common Stock reported on the Grant Date in the NASDAQ National Market System. If the Common Stock is no longer quoted in the NASDAQ National Market System, the exercise price shall be equal to the fair market value of the Common Stock determined in a reasonable manner specified by the Committee.

7.2    Term.    The term of the option shall be 10 years from the Grant Date.

7.3    Time of Exercise; Option Year.

7.3.1    Until it expires or is terminated and except as provided in section 7.3.2, the option may be exercised from time to time to purchase shares up to the following limits:

Years After Grant Date	Percent Exercisable
Less than 1	0
1 to 2	20%
2 to 3	40%
3 to 4	60%
4 to 5	80%
over 5	100%

7.3.2    On death the exercise limit will be at least 50 percent.

7.3.3    The table in section 7.3.1 is based on an Option Year. An Option Year is a 12-month period starting on the Grant Date or an anniversary of that date.

7.4    Continuation as Director.

7.4.1    If an optionee ceases to be a director for any reason, an Option Reference Date will be established. Any portion of the option that is not exercisable on the Option Reference Date will lapse. The Option Reference Date will be fixed as follows:

(a)    If the termination is by death or disability, the first day of the next Option Year will be the Option Reference Date.

(b)    In all other cases, the optionee’s last day as a director will be the Option Reference Date.

7.4.2    Any portion of the option that is exercisable on the Option Reference Date may be exercised up to the earlier of the last day of the term of the option or a date fixed as follows:

(a)    If the termination is by death or disability, one year after the last day as a director.

(b)    In all other cases, one month after the Option Reference Date.

7.5    Payment of Exercise Price.    At the time of exercise of an option, the full exercise price must be paid in cash or by delivery of Common Stock of Mentor Graphics valued at fair market value, which shall be the last sale price for the Common Stock reported on the NASDAQ National Market System on the trading day immediately preceding the date of exercise or such other price as would be determined by the method used under section 7.1.

7.6    Nonassignability.    Except as otherwise determined by the Committee, the option may not be assigned or transferred except on death, by will or operation of law. Except as otherwise determined by the Committee, the option may be exercised only by the optionee or by a successor or representative after death.

8.    Acceleration Upon Change in Control.

8.1    Notwithstanding any limitation on exercisability contained in any option agreement or in the Plan, each outstanding option shall automatically become exercisable in full for the remainder of its term upon the occurrence of a Change in Control.

8.2    “Change in Control” means the occurrence of any of the following events:

8.2.1    the approval by the shareholders of Mentor Graphics of:

(a)    any consolidation, merger or plan of share exchange involving Mentor Graphics (Merger) in which Mentor Graphics is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a Merger involving Mentor Graphics in which the holders of Mentor Graphics’ Common Stock immediately prior to the Merger have the same proportionate ownership of Common Stock of the surviving corporation immediately after the Merger;

(b)    any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of Mentor Graphics; or

(c)    the adoption of any plan or proposal for the liquidation or dissolution of Mentor Graphics;

8.2.2    at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (Incumbent Directors) shall cease for any reason to constitute at least a majority thereof, unless each new director elected during such two-year period was nominated or appointed by two-thirds of the Incumbent Directors then in office and voting (new directors nominated or appointed by two-thirds of the Incumbent Directors shall also be deemed to be Incumbent Directors); or

8.2.3    any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 (1934 Act) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of Mentor Graphics ordinarily having the right to vote in the election of directors (Voting Securities) representing twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities.

9.    Limited Stock Appreciation Rights.

9.1    Each option granted under the Plan shall include a related limited stock appreciation right. Effective as of December 14, 1988 and subject to shareholder approval of the amendment to the Plan adding this section 9, a limited stock appreciation right is automatically granted in tandem with each option outstanding under the Plan on December 14, 1988.

9.2    Limited stock appreciation rights shall be exercisable only during the 60 calendar days immediately following a Change in Control and only if the immediate resale of shares acquired upon exercise of the related option would subject the optionee to liability under Section 16(b) of the 1934 Act, provided, however, that a limited stock appreciation right may not be exercised within six months of its date of grant. Upon exercise of a limited stock appreciation right, the option or portion thereof to which the right relates must be surrendered. The shares subject to an option or portion thereof that is surrendered upon exercise of a limited stock appreciation right shall not be available for future option grants under the Plan.

9.3    Each limited stock appreciation right shall entitle the holder to receive from Mentor Graphics an amount equal to the excess of the fair market value at the time of exercise of one share of Mentor Graphics Common Stock over the option price per share under the related option, multiplied by the number of shares covered by the related option or portion of the related option.

9.4    Payment upon exercise of a limited stock appreciation right by Mentor Graphics may be made only in cash.

9.5    Limited stock appreciation rights may not be assigned or transferred except on death, by will or operation of law and may be exercised only by the holder or by a successor or representative after death.

10.    Option Agreement.

Each option shall be evidenced by a stock option agreement which shall set forth the number of shares for which the option was granted, the provisions called for in section 7, 8 and 9 relating to the option, and such other terms and conditions consistent with the Plan as the Committee shall determine from time to time.

11.    Changes in Capital Structure.

If any change is made in the outstanding Common Stock without Mentor Graphics receiving any consideration, such as a stock split, reverse stock split, stock dividend, or combination or reclassification of the Common Stock, corresponding changes shall be made in the number of shares remaining available for option under section 1, without any further approval of the shareholders. Fractional shares shall be disregarded. The adjustment shall be made by the Committee whose determination shall be conclusive. No corresponding changes shall be made to the number of shares for which automatic grants are made under sections 5 and 6; provided, however, that stock option agreements evidencing options may provide that the number of shares issuable under outstanding options and the exercise price of such options shall be appropriately adjusted in the event of changes in capital structure covered by this Section 11.

12.    Amendment or Termination of the Plan.

12.1    The Board may amend or terminate this Plan at any time subject to section 12.2.

12.2    Unless the amendment is approved by the shareholders, no amendment shall be made in the Plan that would increase the total number of shares available for option grants under section 1.

EXHIBIT B

MENTOR GRAPHICS CORPORATION

1989 EMPLOYEE STOCK PURCHASE PLAN2

1.    Purpose of the Plan.    Mentor Graphics Corporation (Company) believes that ownership of shares of its common stock by its employees, and by the employees of any participating subsidiary (hereinafter defined), is desirable as an incentive to better performance and improvement of profits, and as a means by which employees may share in the Company’s growth and success. The purpose of the Company’s 1989 Employee Stock Purchase Plan (Plan) is to provide a convenient means by which employees of the Company and subsidiaries may purchase the Company’s shares and a method by which the Company may assist and encourage employees to become shareholders. In May 2002, the Company adopted its Foreign Subsidiary Employee Stock Purchase Plan (Foreign Sub Plan) pursuant to which employees of selected foreign subsidiaries are provided a similar opportunity to purchase common stock as an alternative to the Plan.

2.    Shares Reserved for the Plan.    There are 19,650,000 [15,650,000] shares of the Company’s authorized but unissued or reacquired Common Stock, no par value (Common Stock), reserved for the Plan. The number of shares reserved is subject to adjustment in the event of stock dividends, stock splits, combinations of shares, recapitalizations or other changes in the outstanding Common Stock. The determination of whether an adjustment shall be made and the manner of any adjustment shall be made by a compensation committee (Committee) appointed by the Board of Directors of the Company without any further approval from the shareholders, which determination shall be conclusive.

3.    Administration of the Plan.    The Plan shall be administered by the Committee. The Committee may promulgate rules and regulations for the operation of the Plan, adopt forms for use in connection with the Plan, and decide any question of interpretation of the Plan or rights arising thereunder. All determinations and decisions of the Committee shall be conclusive.

4.    Eligible Employees.    Except as provided below, all regular employees of the Company and all regular employees of each of the Company’s subsidiary corporations that is designated by the Committee as a participant in the Plan (Participating Subsidiary) are eligible to participate in the Plan. Any employee who would after an offering pursuant to the Plan own or be deemed (under section 424(d) of the Internal Revenue Code of 1986, as amended (IRC)) to own stock (including stock that may be purchased under any outstanding options) possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or, if applicable, its parent or subsidiaries, shall be ineligible to participate in the Plan. A regular employee is one who is in the active service of the Company or any Participating Subsidiary on the applicable Offering Date (as defined below), excluding, however, any employee whose customary employment is 20 or fewer hours per week or whose customary employment is for not more than five months per calendar year.

5.    Offerings.

(a)    Offerings and Purchase Periods.    The Plan shall be implemented by a series of overlapping two-year offerings (Offerings) with a new Offering commencing on January 1 and July 1 of each year beginning with January 1, 2001. Accordingly, up to four separate Offerings may be in process at any time, but an employee may only participate in one Offering at a time. The first day of each Offering is the “Offering Date” for that Offering and each Offering shall end on the second anniversary of its Offering Date. Each Offering shall be divided into four six-month purchase periods (Purchase Periods), one of which shall end on each January 1 and July 1 during the term of the Offering. The last day of each Purchase Period is a “Purchase Date” for the applicable Offering.

(b)    Grants; Limitations.    On each Offering Date, each eligible employee (Optionee) shall be granted an option under the Plan to purchase shares of Common Stock on the Purchase Dates for the Offering for the

2 Bold matter is new; matter in [brackets and italics] is proposed to be deleted.

price determined under paragraph 8 of the Plan exclusively through payroll deductions authorized under paragraph 6 of the Plan; provided, however, that (i) no option shall permit the purchase of more than 1,600 shares on any Purchase Date, and (ii) no option may be granted pursuant to the Plan that would allow an Optionee’s right to purchase shares under all stock purchase plans of the Company and its parent and subsidiaries to which IRC Section 423 applies to accrue at a rate that exceeds $25,000 of fair market value of shares (determined at the date of grant) for each calendar year in which such option is outstanding. For this purpose, the right to purchase shares pursuant to a subscription accrues on the Purchase Date.

6.    Participation in the Plan.

(a)    Initiating Participation.    Optionees may participate in an Offering under the Plan by submitting to the Company, in the form specified by the Company, a subscription and payroll deduction authorization. The subscription and payroll deduction authorization must be submitted no later than 10 days prior to the Offering Date. Once submitted, a subscription and payroll deduction authorization shall remain in effect unless amended or terminated, and upon the expiration of an Offering the participants in that Offering will be automatically enrolled in the new Offering starting the same day. The payroll deduction authorization will authorize the employing corporation to deduct a specific amount from each of the Optionee’s regular paychecks during the Offering other than a paycheck issued on the Offering Date. The Optionee may not specify a payroll deduction amount that is less than $10 or greater than 10 percent of the gross amount of the Optionee’s base salary, bonus compensation, hourly compensation, including overtime pay, and commission earnings, for each payroll period. If payroll deductions are made by a Participating Subsidiary, that corporation will promptly remit the amount of the deduction to the Company. If an employee who is participating in the Foreign Sub Plan ceases to be eligible to participate in the Foreign Sub Plan and simultaneously becomes eligible to participate in this Plan, either as a result of a change in employing corporation or a determination by the Committee that the participant’s employing corporation shall be a Participating Subsidiary under this Plan and shall no longer be a participating subsidiary under the Foreign Sub Plan, the participant’s subscription and payroll deduction authorization submitted under the Foreign Sub Plan shall be deemed to have been submitted under this Plan and shall be effective for the next Offering under this Plan commencing on or after the date of the change in the employee’s status.

(b)    Amending Participation.    After an Optionee has begun participating in the Plan by initiating payroll deductions, the Optionee may not amend the payroll deduction authorization except for an amendment effective for the first paycheck following a Purchase Date. Notwithstanding the foregoing, if the amount of payroll deductions from any Optionee during any Purchase Period of an Offering exceeds the maximum amount that can be applied to purchase shares on the next Purchase Date of that Offering under the limitations set forth in paragraph 5(b) of the Plan, then (i) as soon as practicable following a written request from the Optionee, payroll deductions from the Optionee shall be suspended and all such excess amounts shall be refunded to the Optionee, (ii) the Optionee shall not as a result of such suspension be considered to have terminated participation in the Offering, and (iii) payroll deductions from the Optionee shall resume as of the next Purchase Period at the rate set forth in the Optionee’s then effective payroll deduction authorization.

(c)    Terminating Participation.    After an Optionee has begun participating in the Plan by initiating payroll deductions, the Optionee may terminate participation in the Plan any time prior to the tenth day before a Purchase Date by notice to the Company in the form specified by the Company. Participation in the Plan shall also terminate when an Optionee ceases to be eligible to participate in the Plan for any reason, including death, retirement or the Optionee’s employing corporation ceasing to be a Participating Subsidiary. An Optionee may not reinstate participation in the Plan with respect to a particular Offering after once terminating participation in the Plan with respect to that Offering. Upon termination of an Optionee’s participation in the Plan, the Company will pay to the Optionee all amounts deducted from the Optionee’s pay and not yet used to purchase shares under the Plan.

7.    Purchase of Shares.    All amounts withheld from the pay of an Optionee shall be credited to the Optionee’s account under the Plan by the Custodian appointed under paragraph 10. The amounts withheld may be accumulated by the Company and paid to the Custodian at any time prior to the Purchase Date. No interest will be paid on the amounts accumulated by the Company or the amounts held in any account maintained by the Custodian. On each Purchase Date, the amount of the account of each Optionee will be applied to purchase of shares by that Optionee from the Company. Although an Optionee’s account may reflect a fraction of a share, no fractional shares will be sold by the Company or delivered pursuant to paragraph 10. Any cash balance remaining in an Optionee’s account after a Purchase Date or upon termination of participation shall be refunded to the Optionee.

8.    Option Price.    The price at which Common Stock shall be purchased on any Purchase Date in an Offering shall be the lesser of (i) 85 percent of the fair market value of a share of Common Stock on the Offering Date of the Offering, or (ii) 85 percent of the fair market value of a share of Common Stock on the Purchase Date. The fair market value of a share of Common Stock on any date shall be the closing price on the immediately preceding trading day as reported by the Nasdaq National Market or, if the Common Stock is not reported on the Nasdaq National Market, such other reported value of the Common Stock as shall be specified by the Board of Directors.

9.    Automatic Withdrawal and Re-enrollment.    If the fair market value of a share of Common Stock on any Purchase Date of an Offering is less than the fair market value of a share of Common Stock was on the Offering Date for such Offering, then every participant in that Offering shall automatically (a) be withdrawn from such Offering after the acquisition of the shares of Common Stock on such Purchase Date, and (b) be enrolled in the new Offering commencing on such Purchase Date.

10.    Delivery and Custody of Shares.    Shares purchased by Optionees pursuant to the Plan shall be delivered to and held in the custody of such investment or financial firms (each a Custodian) as shall be appointed by the Committee. By appropriate instructions to the Custodian on forms to be provided for that purpose, an Optionee may from time to time (a) sell all or part of the shares held by the Custodian for the Optionee’s account at the market price at the time the order is executed, (b) obtain transfer into the Optionee’s own name of all or part of the shares held by the Custodian for the Optionee’s account and delivery of such shares to the Optionee, or (c) obtain transfer of all or part of the shares held for the Optionee’s account by the Custodian to a regular individual brokerage account in the Optionee’s own name, either with the firm then acting as Custodian or with another firm.

11.    Records and Statements.    The Custodian will maintain the records of the Plan. As soon as practicable after each Purchase Date each Optionee shall receive a statement showing the activity of the Optionee’s account since the last Purchase Date and the balance on the Purchase Date as to both cash and shares. Optionees will be furnished such other reports and statements, and at such intervals, as the Committee shall determine from time to time.

12.    Expenses of the Plan.    The Company will pay all expenses incident to operation of the Plan, including costs of recordkeeping, accounting fees, legal fees, commissions and issue or transfer taxes on purchases pursuant to the Plan.

13.    Rights Not Transferable.    The right to purchase shares under this Plan is not transferable by an Optionee and is exercisable during the Optionee’s lifetime only by the Optionee.

14.    Dividends and Other Distributions.    Cash dividends and other cash distributions, if any, on shares held by the Custodian will be paid currently to the Optionees entitled thereto unless the Company subsequently adopts a dividend reinvestment plan and the Optionee directs that cash dividends be invested in accordance with such plan. Stock dividends and other distributions in shares of the Company on shares held by the Custodian shall be issued to the Custodian and held by it for the account of the respective Optionees entitled thereto.

15.    Voting and Shareholder Communications.    In connection with voting on any matter submitted to the shareholders of the Company, the Custodian will cause the shares held by the Custodian for each Optionee’s account to be voted in accordance with instructions from the Optionee or, if requested by an Optionee, will furnish to the Optionee a proxy authorizing the Optionee to vote the shares held by the Custodian for the Optionee’s account. Copies of all general communications to shareholders of the Company will be sent to Optionees participating in the Plan.

16.    Tax Withholding.    Each Optionee who has purchased shares under the Plan shall immediately upon notification of the amount due, if any, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding determined by the Company to be required. If the Company determines that additional withholding is required beyond any amount deposited at the time of purchase, the Optionee shall pay such amount to the Company on demand. If the Optionee fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the Optionee, including salary, subject to applicable law.

17.    Responsibility.    Neither the Company, its Board of Directors, the Committee, any Participating Subsidiary, nor any officer or employee of any of them shall be liable to any Optionee under the Plan for any mistake of judgment or for any omission or wrongful act unless resulting from willful misconduct or intentional misfeasance.

18.    Conditions and Approvals.    The obligations of the Company under the Plan shall be subject to compliance with all applicable state and federal laws and regulations, the rules of any stock exchange on which the Company’s securities may be listed, and the approval of federal and state authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to comply with such laws, regulations and rules to obtain required approvals.

19.    Amendment of the Plan.    The Board of Directors may from time to time amend the Plan in any and all respects, except that without approval of the shareholders of the Company, the Board of Directors may not increase the number of shares reserved for the Plan or decrease the purchase price of shares offered pursuant to the Plan.

20.    Termination of the Plan.    The Plan shall terminate when all of the shares reserved for purposes of the Plan have been purchased, provided that the Board of Directors in its sole discretion may at any time terminate the Plan. The Company will have no obligations on account of any such termination other than to pay each Optionee all amounts deducted from the Optionee’s pay and not yet used to purchase shares under the Plan.

21.    Effective Date of the Plan Amendments.    The Plan amendments approved by the Board of Directors in August 2000 shall not become effective until approved by the shareholders of the Company. Following such approval, the Plan amendments shall become effective on January 1, 2001.

MENTOR GRAPHICS CORPORATION

Annual Meeting, May 18, 2006

PROXY SOLICITED BY BOARD OF DIRECTORS

The undersigned appoints Dr. Walden C. Rhines, Gregory K. Hinckley and Dean M. Freed and each of them, proxies with power of substitution to vote on the undersigned’s behalf all shares which the undersigned may be entitled to vote at the Annual Meeting of shareholders of Mentor Graphics Corporation on May 18, 2006 and any adjournments of that meeting, with all powers that the undersigned would possess if personally present, with respect to the following:

1.	Election of directors:	☐	FOR all nominees (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

(Note: To withhold authority to vote for any individual, strike through the nominee’s name below.)

Peter L. Bonfield, Marsha B. Congdon, James R. Fiebiger, Gregory K. Hinckley, Kevin C. McDonough, Patrick B. McManus, Walden C. Rhines and Fontaine K. Richardson

2. Proposal to amend the Company’s 1987 Non-Employee Directors’ Stock Option Plan to increase the number of shares reserved for issuance under the plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. Proposal to amend the Company’s 1989 Employee Stock Purchase Plan to increase the number of shares reserved for issuance under the plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4. Proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2006.

☐ FOR	☐ AGAINST	☐ ABSTAIN

MANAGEMENT AND THE BOARD OF DIRECTORS RECOMMEND A VOTE IN FAVOR OF EACH OF THE ABOVE MEASURES.

THE PROXIES WILL VOTE THE SHARES REPRESENTED BY THIS PROXY AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THE PROXIES WILL VOTE THE SHARES FOR THE ELECTION OF DIRECTORS AND FOR APPROVAL OF PROPOSALS NOS. 2, 3 AND 4. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

Date: , 2006	Shares:

Signature or signatures

Please date and sign as name is imprinted on this proxy, including designation as executor, trustee, etc., if applicable. The president or other authorized officer must sign for a corporation. All co-owners must sign.

YOU WILL SAVE THE COMPANY EXPENSE AND TIME IF YOU DATE, SIGN AND RETURN THIS PROXY AS SOON AS POSSIBLE BEFORE MAY 18, 2006.